RESCISSION
                          OF ACQUISITION AGREEMENT


     THIS RESCISSION AGREEMENT is entered into by and between Inncardio, Inc., a Utah corporation (formerly Sotftwall, Inc.; hereinafter referred to as "the Company"), and Inncardio, Inc., a Delaware Corporation (hereinafter referred to as "the Subsidiary").

                                WITNESSETH:

     WHEREAS, the parties entered into an Acquisition Agreement, dated February 22, 2005, hereinafter referred to as the "Agreement", whereby the Company acquired all shares of the Subsidiary, and

     WHEREAS, the Company desires to rescind the Agreement, and

     WHEREAS, the Subsidiary and the former controlling shareholder of the Subsidiary also desire to rescind the Agreement, and

     WHEREAS, the mutual desire to rescind is based on the instability of the capital markets in the biotech industry which has prevented the Company from raising capital necessary to properly fund its plan of operations and establishing a liquid market for the Company's common stock.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree that the Agreement, heretofore entered into by and between the parties hereto, in which the Company acquired all of the shares of common stock of the Subsidiary, shall be and hereby is rescinded, terminated and canceled effective of the 31st day of March, 2006 (for accounting purposes), and pursuant to this rescission the parties further agree as follows:

     A. All rights, title and interest in and to the shares stock of the Subsidiary, acquired by the Company, is hereby repudiated by the Company.

     B. The Company agrees to the return and cancellation of 13,500,000 shares of stock in the Company which were delivered to shareholders of the Subsidiary.

     C. The Company agrees further to the cancellation of all of the shares of the Subsidiary that were physically transferred to the Company, if any.

     D. The Company and the Subsidiary agree that the Agreement is rescinded in its entirety and that each party waives all rights they may have against the other party pursuant to the Agreement and all obligations under the Agreement are terminated.

     E. This instrument contains the entire agreement of the parties and may be executed in any number of counterparts, each which shall be deemed an original, but such counterparts together counts as only one and the same instrument.

     G. The interpretation of terms and performance of this Rescission Agreement shall be governed by and construed under the laws of the State of Utah.


     WHEREFORE, we have set our hands hereunder to be effective the 7th day of June, 2006.

               INNCARDIO, INC., a Utah Corporation
               (Formerly Softwall, Inc.)



               By:_____________________________________
                    President


               INNCARDIO, INC., a Delaware Corporation


               By:_____________________________________
                    President